Exhibit 99.1
[SPRINT LOGO]
                                                    News Release
                                                    Sprint Nextel Corporation
                                                    6200 Sprint Parkway
                                                    Overland Park, Kan.  66251


                                                                Media Contact:
                                                    James Fisher, 703-433-8677
                                                     james.w.fisher@sprint.com

                                                   Investor Relations Contact:
                                                 Yijing Brentano, 800-259-3755
                                                 investor.relations@sprint.com


                       SPRINT NEXTEL ANNOUNCES ACTIONS TO
                    REDUCE LABOR COSTS BY AT LEAST $350 MILLION

OVERLAND PARK, Kan. - Nov. 9, 2009 - Sprint Nextel Corp. (NYSE: S) today announced that the company will take actions in the fourth quarter of 2009 to reduce internal and external labor costs by at least $350 million on an annualized basis. The actions include the elimination of 2,000 to 2,500 positions within the company. The impact on geographic locations will vary, and many impacted positions will be eliminated by December 31, 2009.

The reduction impacts positions companywide, including those previously announced this month in the Wholesale organization, as well as a reduction in contractor and other outside labor. The company is taking this action in a careful manner to ensure that there is no impact on the improved customer experience that has been reflected in much higher levels of satisfaction in customer surveys and in independent performance tests. Sprint has pledged to not waiver on the company's commitment to quality service and products.

Sprint has seen a notable reduction in calls per subscriber to customer care and increased customer satisfaction resulting from customer service improvements for seven sequential quarters. In this period, the company has been able to discontinue the use of 27 call centers as call volume has decreased in the wake of service improvements. Furthermore, the company's networks continue to operate with current best-ever metrics and has resulted in Sprint being named by PC World Magazine as having the most reliable network.

The labor cost reductions are the latest action in the company's efforts to make its cost structure more competitive in the industry and to remain financially secure in a challenging economic environment. At the end of the third quarter 2009, the company had a balance of $5.9 billion in cash, cash equivalents and short-term investments, and said that it expects to continue to generate positive Free Cash Flow during the fourth quarter of 2009.

Sprint will provide severance benefits and outplacement services for impacted employees. The company expects to recognize a charge of approximately $60 million to $80 million during the fourth quarter of 2009 for severance and related costs associated with the reduction.

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ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving more than 48 million customers at the end of the third quarter of 2009 and the first and only 4G service from a national carrier in the United States; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The company's customer-focused strategy has led to improved first call resolution and customer care satisfaction scores. For more information, visit www.sprint.com.